CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated June 26, 2024, with respect to the financial statements of Allspring Emerging Growth Fund, Allspring Large Cap Value Fund, Allspring Small Company Growth Fund, and Allspring Small Company Value Fund, four of the funds comprising Allspring Funds Trust, as of April 30, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
August 22, 2024